AGREEMENT

     This agreement is entered into this 30th day of May 2001 is by and amongst PriMed Technologies, Inc. ("PriMed"), AmeriNet Group.com, Inc. ("AmeriNet"), the Yankee Companies, Inc. ("Yankees"), Park City Group, Inc. ("Park City") and Liberty Transfer Company ("Liberty")

     WHEREAS, PriMed, Yankees and AmeriNet entered into a consulting agreement dated January 16, 2001 (the "Agreement"); and

     WHEREAS, AmeriNet and Park City are entering into a Reorganization Agreement which will result in the change of control of AmeriNet to the Park City shareholders; and

     WHEREAS, the parties wish to clarify the responsibilities of each as a result of the AmeriNet/Park City transaction;

     NOW THEREFORE, in consideration of the mutual covenants contained herein it is agreed:

         1. All services to be provided under the Consulting Agreement shall be provided by Yankee. AmeriNet's sole responsibility will be to provide PriMed with a copy of its shareholder list for the sole and exclusive purpose of determining the identity of AmeriNet shareholders who are to receive a distribution of PriMed shares.

         2. The identity of the shareholders entitled to receive PriMed common stock will be shareholders owning AmeriNet shares of common stock prior to AmeriNet's acquisition of Park City determined as of the day that the registration statement for PriMed is declared effective by the Securities and Exchange Commission.

         3. For the purposed set forth above, Liberty is hereby irrevocably authorized to make the AmeriNet shareholder list available to PriMed.

         4. Park City Group and/or AmeriNet will take no action to in any way to hinder PriMed from securing the names of the AmeriNet shareholders and making any stock distributions.

         5. Subject to the above, each of the parties hereto, releases the other from any liability of any kind or nature arising from execution of the Agreement.

         6. This Agreement has been prepared by Jeffrey G. Klein, P.A. Mr. Klein has performed work for AmeriNet and PriMed. Each has been advised to seek independent counsel in connection with this matter. Each waives any potential conflict of interests.

         This Agreement entered into the date set forth above.


                  AmeriNet Group.com, Inc.
                  /s/ Ed Dmytryk, President
                       Ed Dmytryk

                  The Yankee Companies, Inc.
                  /s/ Leonard Tucker, President
                      Leonard Tucker

                  PriMed Technologies, Inc.
                  /s/ Evan Brovenick, President
                       Evan Brovenick


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                  Liberty Transfer Companies
                  /s/ Sara Sanders, President
                       Sara Sanders

                  Park City Group, Inc.
                  /s/ Randall K. Fields, President
                       Randall K. Fields

This agreement shall not be binding until all parties have signed.